Exhibit 99.2

Carbonite Elects Stephen Munford to Board of Directors

BOSTON – January 30, 2014 – Carbonite, Inc. (NASDAQ: CARB), a leading provider of cloud solutions that keep small businesses and home offices running smoothly, today announced the election of Stephen Munford to the Company’s board of directors. Munford, who is the seventh member of the board, served as CEO of Sophos from 2006 to 2012 and is currently the non-executive chairman of the Sophos board of directors.

“As CEO, Steve led Sophos Ltd. through a transition from an anti-virus company to a leader in the security industry. Sophos more than tripled its bookings to a record $400M under Steve’s leadership,” said David Friend, CEO and Chairman, Carbonite. “His guidance will be invaluable as Carbonite continues to shift its focus to the small and medium business market and increase its investment in the channel.”

“I’m excited to bring my experience in leading major strategic shifts to Carbonite’s board of directors,” said Munford. “Carbonite has the vision, people and resources in place to bring the best products and resources to its small business customers and partners.”

Munford joined Sophos Ltd. in 2003 as president of North America after it acquired ActiveState, where he also served as president. Munford was appointed CEO in January 2006 and Sophos Ltd. experienced rapid growth under his leadership. Prior to ActiveState and Sophos Ltd., Munford held senior positions at Seanix Technology and Coopers & Lybrand.

Munford has a bachelor’s degree in economics from the University of Western Ontario and an MBA from Queen’s University.

About Carbonite

Carbonite (NASDAQ: CARB) keeps small businesses and home offices running smoothly. Carbonite offers a comprehensive suite of affordable services for data protection, recovery and anywhere, anytime access. More than 1.5 million customers, including 50,000 small businesses, trust Carbonite’s secure, easy-to-use cloud backup solutions and award-winning U.S.-based customer support. For more information, please visit Carbonite.com, connect with us on Twitter @carbonite or visit our Facebook page.

Media Contact

Megan Wittenberger

Carbonite

mwittenberger@carbonite.com

617-421-5687